Exhibit 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

Jones Apparel Group, Inc. Announces Plans to Issue Senior Debt

New York, New York - November 17, 2004 - Jones Apparel Group, Inc. (NYSE: JNY) announced today that it plans to raise gross proceeds of $750 million through an offering of $250 million of each of 5-year, 10-year and 30-year senior debt securities.

The Company intends to use the proceeds from this offering to repay debt under its senior credit facilities, to pay the consideration in connection with its recently announced proposed acquisition of Barneys New York, Inc., including retiring certain indebtedness of Barney's Inc., a wholly owned subsidiary of Barneys New York, Inc., and for general corporate purposes.

The securities have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon and LeSuit. The Company also markets apparel under the Polo Jeans Company brand licensed from Polo Ralph Lauren Corporation, costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Licensing, Inc. and the Givenchy brand licensed from Givenchy Corporation. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 2003 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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